UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
January 9, 2020
Date of Report (Date of earliest event reported)

AZZ Inc.
(Exact name of Registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(Address of principal executive offices) (Zip Code)
(817) 810-0095
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AZZ	New York Stock Exchange
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2020 (the “Effective Date”), AZZ Inc. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Mr. Kenneth Lavelle. The Employment Agreement has a three year term, unless terminated earlier in accordance with the terms of the Employment Agreement. In connection with the Employment Agreement, Mr. Lavelle will receive a special one-time equity award consisting of restricted stock units (“RSUs”) that will cliff vest in full on November 1, 2022.

In his position as the Company’s President and General Manager - Electrical, Mr. Lavelle is eligible to receive an annual cash incentive bonus under the Company’s Senior Management Bonus Plan (the “STI Plan”), which provides for an annual cash incentive target based upon 55% of Mr. Lavelle’s annual base salary pursuant to the achievement of certain individual and Company performance criteria. He will also be eligible each year for an annual equity award, the amount and nature to be determined annually by the Company’s Board of Directors (the “Board”) and/or the Board’s Compensation Committee. For the Company’s fiscal year ending February 29, 2020, Mr. Lavelle’s equity award target value consisted of 50% performance share units (“PSUs”) and 50% RSUs issued under the Company’s 2014 Long Term Incentive Plan (the “LTI Plan”). The Employment Agreement also provides for severance payments, which may include base salary and accrued paid time off through the date of termination, as well as a pro-rated annual cash bonus, based upon the Company’s actual performance and the number of days of employment in the calendar year of termination, in the event Mr. Lavelle’s employment is terminated by the Company without Cause or by Mr. Lavelle for Good Reason (each term as defined in the Employment Agreement). In the event of a termination, the receipt of severance payments is conditioned upon the execution of a general release in a form approved by the Company. Mr. Lavelle is also subject to confidentiality and other restrictive covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 12 months thereafter.

Name	Position	FY2020 Base Salary	Employment Agreement Execution Award (RSUs)	Award Vesting Date	FY2020 STI Plan Target	FY2020 LTI Plan Target

Kenneth Lavelle	President and GM - Electrical	$319,815	10,000	11/1/2022	$175,898	$250,000

Mr. Lavelle’s Employment Agreement has Change in Control provisions that provide, among other things, that upon the occurrence of a Change in Control, Mr. Lavelle will receive certain payments from the Company if his employment is terminated without Cause or by Mr. Lavelle for Good Reason (each such term as defined in the Employment Agreement), in each case within 12 months of such a Change in Control.

In addition, the Employment Agreement also provides that the Company will pay the premiums for a term life insurance policy in the face amount of one times Mr. Lavelle’s annual base salary, subject to Mr. Lavelle passing a standard physical examination in order to permit issuance of the policy at standard (non-rated) premiums and satisfaction of any other standard underwriting requirements. Mr. Lavelle will be the owner of such policy and shall have the right to designate the beneficiary of the policy proceeds.

The foregoing summary descriptions of Mr. Lavelle’s (i) Employment Agreement, (ii) STI Plan, and (iii) LTI Plan do not purport to be complete and are qualified in their entirety by reference to the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, the terms of the STI Plan described in detail in the Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission by the Company on May 24, 2017 and incorporated herein by reference and the terms of the LTI Plan, a copy of which is included as Annex A to the Proxy Statement on Schedule 14A filed by the Company on May 29, 2014 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report.

Exhibit	Description
10.1	Employment Agreement between AZZ Inc. and Mr. Lavelle, dated as of January 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ Inc.
Date: January 10, 2020	By: /s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary